Exhibit 28

Execution Version

OFFER OF AMENDMENT TO SHARE AMORTIZATION AGREEMENT

Sofora Telecomunicaciones S.A.

President of the Board

Alicia Moreau de Justo 50, Piso 11

Ciudad Autónoma de Buenos Aires

República Argentina

Fintech Telecom, LLC
375 Park Avenue, 38th Floor

New York, NY 10152

May 3, 2017

Dear Sirs:

Reference is made to the Share Amortization Agreement entered into on March 17, 2017, by W de Argentina — Inversiones S.A. (formerly W de Argentina — Inversiones S.L.), a company duly organized and existing under the laws of the Kingdom of Spain with its registered office at Calle Emilio Calzadilla no. 5, 3° Piso, Santa Cruz de Tenerife, Spain (the “Minority Shareholder” or “Offeror”), Fintech Telecom, LLC, a company duly organized and existing under the laws of Delaware (the “Controlling Shareholder”), and Sofora Telecomunicaciones S.A., a company duly organized and existing under the laws of the Republic of Argentina (the “Company,” and together with the Controlling Shareholder, the “Offerees”), pursuant to which the Company agreed to amortize all of the shares of capital stock issued by the Company that are owned by the Minority Shareholder (the “Amortization”), as described therein (as amended prior to the date hereof the “Share Amortization Agreement”). Capitalized terms used but not defined herein shall have the meaning given to them in the Share Amortization Agreement.

Further to our previous discussions, we hereby irrevocably offer to the Controlling Shareholder and the Company to enter into a second amendment to the Share Amortization Agreement in the form of Annex I (the “Amendment N° 2”) attached hereto (the “Offer of Amendment”). The Minority Shareholder, the Controlling Shareholder and the Company are referred to in this Offer of Amendment collectively as the “Parties” and individually as a “Party.”

The Offer of Amendment is subject to the following terms and conditions:

FIRST: The Offerees are granted a maximum term of two (2) Business Days from the date hereof in which the Offer of Amendment may be accepted (the “Offer Period”). During the Offer Period, the Offer of Amendment shall be irrevocable. The Offer of Amendment may only be accepted or rejected in its entirety and jointly by the Offerees.

SECOND: The Offer of Amendment shall be deemed accepted if and when the Offerees deliver to the Minority Shareholder during the Offer Period a notice of acceptance in the

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form attached hereto as Annex II (the “Notice of Acceptance”). In the event that the Notice of Acceptance is not delivered to the Minority Shareholder within the Offer Period, the Offer of Amendment shall be deemed rejected by the Offerees and may be no longer accepted by them, even in the absence of any express revocation by the Minority Shareholder.

THIRD: Upon acceptance of the Offer of Amendment by the Offerees in accordance with the terms and conditions set forth above, the Amended Share Amortization Agreement (as defined in the Offer of Amendment) shall become immediately effective in accordance with its terms as if the Parties hereto had executed and delivered the same and shall be legally binding and enforceable against the Parties, including any of their successors, assigns or designees, and each Party shall become a party to the Amended Share Amortization Agreement. The Amended Share Amortization Agreement shall be deemed entered into as of the date on which the Offer of Amendment is accepted.

FOURTH: Once accepted, the Offer of Amendment, together with the Amended Share Amortization Agreement, all other definitive agreements executed by the Parties concurrently with the Share Amortization Agreement and any document referred to therein or elsewhere in the Offer of Amendment to be entered into and/or delivered as a consequence of the Amortization as agreed hereunder, shall constitute the entire agreement of the Parties in connection with the subject matter hereof and supersedes any and all prior agreements, understandings, representations and warranties, whether written or oral, with respect to the subject matter hereof.

The Offer of Amendment, once accepted, may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of each Party.

The Offer of Amendment, the legal relations between the Parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any public authority, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of the Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

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[Signature Page Follows]

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Very truly yours,

W DE ARGENTINA — INVERSIONES S.A.

By:
Title:

Cc:                             Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn: Richard Cooper and Adam Brenneman

Email: rcooper@cgsh.com; abrenneman@cgsh.com

Signature Page to Offer of Amendment to Share

Amortization Agreement

Annex I

AMENDMENT N° 2 TO THE SHARE AMORTIZATION AGREEMENT

This AMENDMENT N° 2 TO THE SHARE AMORTIZATION AGREEMENT (the “Second Amendment”) is entered into on May 3, 2017, by and among W de Argentina — Inversiones S.A. (formerly W de Argentina — Inversiones S.L.), a company duly organized and existing under the laws of the Kingdom of Spain with its registered office at Calle Emilio Calzadilla no. 5, 3° Piso, Santa Cruz de Tenerife, Spain (the “Minority Shareholder”), Fintech Telecom, LLC, a company duly organized and existing under the laws of Delaware (the “Controlling Shareholder”), and Sofora Telecomunicaciones S.A., a company duly organized and existing under the laws of the Republic of Argentina (including its successors, assigns or designees, the “Company” or “Sofora”). The Minority Shareholder, the Controlling Shareholder and the Company are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WHEREAS, on March 17, 2017 the Controlling Shareholder, the Minority Shareholder and the Company entered into a Share Amortization Agreement pursuant to which the Parties agreed to amortize all of the shares of capital stock issued by the Company that are owned by the Minority Shareholder in accordance with Section 223 of the Argentine Corporations Law and the terms and conditions described therein (as amended by the First Amendment (as such term is defined below), the “Share Amortization Agreement”);

WHEREAS, on March 31, 2017 (effective as of March 28, 2017), the Parties entered into the Amendment N° 1 to the Share Amortization Agreement (the “First Amendment”); and

WHEREAS, the Parties have decided to amend certain provisions of the Share Amortization Agreement upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and agreements set forth in this Second Amendment, for good and valuable consideration and intending to be legally bound hereby, the Parties agree as follows:

PART I. DEFINITIONS AND INTERPRETATION

All Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Amended Share Amortization Agreement. The Share Amortization Agreement, as amended by this Second Amendment, and as may be further amended, supplemented or otherwise modified from time to time, is hereinafter referred to as the “Amended Share Amortization Agreement”).

PART II. AMENDMENT TO THE SHARE AMORTIZATION AGREEMENT

Amendments to Share Amortization Agreement. Effective as of May 2, 2017, the Share Amortization Agreement is hereby amended as follows:

1.                                                      By replacing the reference to “May 2, 2017” in Part II(2)(b) in its entirety with “May 10, 2017”.

2.                                                      By replacing Part II(3)(b) in its entirety with the following:

“(b) Unless otherwise agreed among the Parties, the Block B Amortization shall occur as soon as practicable and in any event within five (5) Business Days after the satisfaction or waiver of the conditions precedent set forth in Part III of the Agreement (the “Block B Amortization Date”), which shall occur on or after the Block A Amortization Date but no later than the Long-Stop Date, and delivery of the Block B Certificate as required by Clause (c) below.”

3.                                                      By replacing the first paragraph of Part IV(5) in its entirety with the following:

“5. Unless otherwise agreed among the Parties, the Minority Shareholder shall request from the administrative agent under the DB Credit Agreement, no later than May 5, 2017, a customary pay-off letter (the “Payoff Letter”) with the amounts required to repay all amounts outstanding and due under the DB Credit Agreement effective as of the Block A Amortization Date.”

All other terms and conditions of the Share Amortization Agreement and the First Amendment shall remain in full force and effect.

PART III. OTHER MATTERS

Part VI (Other Matters) of the Share Amortization Agreement is hereby incorporated by reference, mutatis mutandi, in this Second Amendment.

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Annex II

FORM OF NOTICE OF ACCEPTANCE

[•], 2017

W de Argentina — Inversiones S.A.

Calle Emilio Calzadilla no. 5, 3° Piso

Santa Cruz de Tenerife

Spain

Dear Sirs:

Re: Offer of Amendment to Share Amortization Agreement.

Each of the undersigned hereby irrevocably an unconditionally accepts your offer dated [•], 2017, with reference to the Second Amendment to the Share Amortization Agreement, in its entirety.

Very truly yours,

[Signature Page Follows]

A II-1

FINTECH TELECOM, LLC

By:
Name:
Title:

Signature Page to Notice of Acceptance

SOFORA TELECOMUNICACIONES S.A.

By:
Name:
Title

Signature Page to Notice of Acceptance